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                                                                     EXHIBIT (k)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 70 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 24, 2006 relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Reports to Shareholders of the John Hancock Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
April 24, 2006